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                                                                    EXHIBIT 12.1


                   GTECH HOLDINGS CORPORATION AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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
                                                                         (Unaudited)
                                                                      Nine Months Ended
                                                                ------------------------------
                                                                November 26,      November 27,
                                                                    2005             2004
                                                                ------------      ------------
                                                                    (Dollars in thousands)
Earnings:
   Income before income taxes                                   $    229,550      $    237,803
   Add:
     Interest on indebtedness                                         23,162            11,743
     Equity income, net of distributions                                (612)            1,071
     Minority losses                                                   2,287             2,178
     Portion of rents representative of the interest factor              944               986
     Amortization of capitalized interest                                596               502
                                                                ------------      ------------
       Earnings available for fixed charges                     $    255,927      $    254,283
                                                                ============      ============

Fixed charges:
     Interest on indebtedness                                         23,162            11,743
     Portion of rents representative of the interest factor              944               986
     Capitalized interest                                                 13               650
                                                                ------------      ------------
       Total fixed charges                                      $     24,119      $     13,379
                                                                ============      ============

         Ratio of earnings to fixed charges                            10.61             19.01
                                                                ============      ============
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